Code Word for this Charter Party
“SHELLTIME 4”

Issued December 1984

Time Charter Party

13th June 2007

	IT IS THIS DAY AGREED between Shinyo Dream Limited	1
	of Hong Kong (hereinafter referred to as “Owners”) being Owners of the	2
	good Hong Kong Flag Vessel called “ C. Dream (to be renamed) “	3
	(hereafter referred to as “the vessel” ) described as per Clause 1 hereof and SK Shipping Company Limited or	4
	its nominee of Seoul, Republic of Korea (hereinafter referred to as “Charterers”) :	5

Description and	1. At the date of delivery of the vessel under this Charter	6
Condition of	(a) she shall be classed : “ABS”	7
Vessel	(b) she shall be in every way fit to carry no heat crude petroleum and/or its products and/or crude	8
	condensate including orimulsion within vessel's natural segregation and in compliance with vessel's
	loading manual, IOPP certificate. (see rider clause 45)
	(c ) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the	9
	service with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator	10
	and radar) in a good and efficient state :	11
	(d) her tanks, valves and pipelines shall be oil-tight :	12
	(e) she shall be in every way fitted for burning	13
	at sea or in port - heavy fuel oil with a maximum viscosity of 380 Centistokes at 50 degrees	14
	Centigrade~~/any~~
	~~commercial grade of fuel oil (“ACGFO”~~) for main propulsion and ~~marine diesel oil / ACGFO~~	15
	for auxiliaries.	16
	~~in port - marine diesel oil / ACGFO for auxiliaries :~~	17
	(f) she shall comply with the regulations in force so as to enable her to pass through the Suez ~~and~~	18
	~~Panama Canals~~ canal by day and night without delay :	19
	(g) she shall have on board all certificates, documents and equipment required from time to time by	20
	any applicable law to enable her to perform the charter service without delay :	21
	(h) she shall comply with the description in Form B appended hereto, provided however that if there	22
	is any conflict between the provisions of Form B and any other provision, including this Clause 1 of this charter	23
	such other provision shall govern.	24

Shipboard	2. (a) At the date of delivery of the vessel under this charter and throughout the charter period	25
Personnel	( i ) she shall have a full and efficient complement of master, officers and crew for a vessel of her	26
And other Duties	tonnage who shall in any event be not less than the number required by the laws of the flag state and who shall be	27
	trained to operate the vessel and her equipment competently and safely :	28
	( ii ) all shipboard personnel shall hold valid certificates of competence in accordance with the	29
	requirements of the law of the flag state :	30
	(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the	31
	International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, ~~1978~~ 1995:	32
	(iv) there shall be on board sufficient personnel with a good working knowledge of the English	33
	language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and	34
	to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be	35
	carried out quickly and efficiently.	36
	(b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers	37
	and crew, unless otherwise ordered by Charterers,	38
	( i ) prosecute all voyages with the utmost despatch :	39
	(ii) render all customary assistance ; and	40
	(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents	41
	to do so, by night or by day but always in accordance with the laws of the place of loading or discharging (as the	42
	case may be) and in each case in accordance with any applicable laws of the flag state.	43

Duty to	3. ( i ) Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any	44
Maintain	event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the	45
	Conditions stipulated in Clauses 1 and 2 (a) exercise due diligence so to maintain or restore the vessel.	46
	(ii) If any time whilst the vessel is on hire under this charter the vessel fails to comply with the	47
	requirements of Clauses 1, 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers	48
	for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services	49
	under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time	50
	so lost.	51
	Any reduction of hire under this sub-clause (ii) shall be without prejudice to any other remedy	52
	available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded	53
	from any calculation under Clause 24.	54

	(iii) If Owners are in breach of their obligation under Clause 3( I) Charterers may so notify Owners in	55
	writing and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed	56
	to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3 ( I), the	57
	vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they	58
	are exercising such due diligence. (see rider clause 72)	59

	Excluding periodical / emergency dry-docking and acts of God, in case of the vessel’s off-hire under this Clause 3	60
	exceeding consecutively 60 days, ~~Furthermore, at any time  while the vessel is off-hire under this Clause 3~~	61
	Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which	62
	such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii)	63
	is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including	64
	without limitation Charterers rights under Clause 21 hereof)

Period Trading	4. Owners agree to let and Charterers agree to hire the vessel for a period of 10 years +/- 30 days at	65
Limits	Charterer’s option Limits commencing from the time and date of delivery of the vessel, for the purpose of carrying	66
	all lawful merchandise as mentioned in line 8 above (subject always to Clause 28) including in particular	67
	in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties	68
	and any subsequent amendments thereof. ~~Notwithstanding the foregoing, but subject to Clause 35, Charterers~~	69
	~~may order the vessel to ice-bound water or to any part of the world outside such limits provided that Owners~~	70
	~~consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance~~	71
	~~premium required by the vessel’s underwriters as a consequence of such order.~~(see rider clause 44)	72
	Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places	73
	(which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine	74
	lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always	75
	afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant	76
	the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for	77
	loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be	78
	loaded and discharged at any places as Charterers may direct , provided that Charterers shall exercise due	79
	diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out	80
	in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide. (see rider clause 53)	81
	The vessel shall be delivered by Owners at ~~a port in~~ upon DLOSP one safe port or anchorage AG-Far	82
	East range at Owners’ option any time day or night SHINC and redelivered to Owners at ~~a port in~~ a safe port or	83
	anchorage within the trading Area at Charterers’ option any time day or night SHINC	84

Laydays/	5. The vessel will be back-to-back delivered to Charterers upon its redelivery from Sanko. The vessel shall	85
Cancelling	not be delivered to Charterers before 12th February 2009 ~~and Charterers shall have the option of cancelling~~	86
	~~this charter if the vessel is not ready and at their disposal on or before 30th April 2009~~ (see rider clause 43)

Owners to	6. Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees	87
Provide	and all other expenses of the master, officers and crew; and also except as provided in Clauses 4 and 34 hereof for all	88
	insurance on the vessel, for all deck, cabin and engine-room stores, and for water; except that used for tank	89
	cleaning and any potential purchase of freshwater for this purpose shall be authorized by Charterers and
	for their account for all drydocking, overhaul
	maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates Owners	90
	obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the	91
	performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to	92
	the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall	93
	refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of	94
	any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited	95
	to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.	96

Charterers to	7. Charterers shall provide and pay for all fuel (~~except fuel used for domestic services~~), towage and	97
Provide	pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal	98
	Dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all	99
	charges for the said terms shall be for Owners’ account when such items are consumed, employed or incurred for	100
	Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or	101
	distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in	102
	connection with a general average sacrifice or expenditure shall be paid for by Owners.	103

Rate of	8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of	104
Hire	… per day and pro rata for any part of a day, from the time and date of her delivery (local	105
	time) until the time and date of her re-delivery (local time) to Owners. (see rider clause 83, 87)	106

Payment of	9. ~~Subject to Clause 3 (iii),~~ payment of hire shall be made in immediately available funds to :	107
Hire	DVB Group Merchant Bank (Asia) Ltd. Singapore in favour of “ Shinyo Dream Limited “
	USD A/C Number of ‘ 190.001.5935’ (Earning A/C)
	via HSBC Bank USA, New York, SWIFT Code of MRMDUS33
	in favor of DVB Group Merchant Bank (Asia) Ltd.
	A/C No. 000.305.189 (SWIFT Code: DVKBSGSG)
	For credit to Shinyo Dream Limited A/C No. of ‘ 190.001.5935’ with hire of C. Dream

	~~Account~~	108
	In “US Dollars ($)” per calendar month in advance, less:	109
	( i ) any hire paid which Charterers reasonably estimate to relate to off-hire periods, and	110
	(ii ) any properly documented amounts disbursed on Owners’ behalf, any advances and commission
	thereon, and	111
	charges which are for Owners’ account pursuant to any provision hereof, and	112

	(iii) any amounts due or reasonably estimated to become due to Charterers under Clause 3 (iii) or	113
	24 hereof,	114
	any such adjustments to be made at the due date for the next monthly payment after the facts have been	115
	ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank crediting Owners’	116
	account provided that Charterers have made proper and timely payment.	117
	In default of such proper and timely payment,	118
	(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of	119
	such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from	120
	the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise;	121
	and	122
	(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date	123
	up to and including the day when payment is made, at a rate per annum which shall be 1 % above the U.S.Prime	124
	Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date	125
	Or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which	126
	Such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months compounded	127
	Semi-annually.	128

Space	10. The whole reach, burthen and decks of the vessel and any passenger accommodation (including	129
Available to	Owners’ Suite) shall be at Charterers disposal, reserving only proper and sufficient space for the vessel’s master,	130
Charterers	officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall	131
	not, unless specially agreed, exceed 800 metric tones excluding fresh water at any time during the charter period.	132

Overtime	11. ~~Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for Charterers~~	133
	~~account when incurred, as a result of complying with the request of Charterers or their agents, for loading,~~ 	134
	~~discharging, heating of cargo, bunkering or tank cleaning~~.	135

Instructions	12. Charterers shall from time to time give the master all requisite instructions and sailing directions, and	136
and Logs	he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as	137
	required. The master shall when required furnish Charterers or their agents with a true copy of such log and with	138
	properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as	139
	Charterers may require. Charterers shall be entitled to take copies at Owners expense of any such documents	140
	Which are not provided by the master.	141

Bills of	13. ( a ) The master (although appointed by Owners) shall be under the orders and direction of	142
Lading	Charterers as regards employment of the vessel, agency and other arrangements and shall sign bills of lading as	143
	Charterers or their agents may direct (subject always to Clauses 35 (a) and 40) without prejudice to this charter	144
	Charterers hereby indemnify Owners against all consequences or liabilities that may arise in accordance with	145
	Owner’s P&I Club wording.
	( i ) from signing bills of lading in accordance with the directions of Charterers or their agents to	146
	the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as	147
	provided in Clause 13 (b) from the master otherwise complying with Charterers or their agents orders:	148
	(ii) from any irregularities in papers supplied by Charterers or their agents.	149
	(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from	150
	Charterers to discharge all or part of the cargo	151
	(i ) at any place other than that shown on the bill of lading and/or	152
	(ii) without presentation of an original bill of lading	153
	unless they have received from Charterers both written confirmation of such orders and an	154
	indemnity in a form acceptable to Owners. (see rider clause 60)	155

Conduct of	14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall	156
Vessel’s	immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay,	157
Personnel	make a change in the appointments and Owners shall in any event communicate the result of their investigations	158
	to Charterers as soon as possible.	159

Bunkers at	15. Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on	160
Delivery and	redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept.	161
Redelivery	and pay for all bunker remaining on board at actual price with supporting documents. ~~at the then-current market prices~~	162
	~~at the port of delivery or redelivery as the case may be, or if such prices are not available payment shall be at the then~~
	~~Current market prices at the nearest port at which such prices are available; provided that if delivery or redelivery~~ 	163
	~~does not take place in a port payment shall be at the price paid at the vessel’s last port of bunkering before delivery~~	164
	~~or redelivery, as the case may be Owners shall give Charterers the use and benefit of any fuel contracts they may~~ 	165
	~~have in force from time to~~	166
	~~tine, if so required by Charterers, provided suppliers agree~~. Charterer’s option to supply bunkers on Charterers	167
	account prior to delivery without interference to the vessel’s operations. Supply quantity shall be subject to

Owners’ consent, in light of Owners’ voyage-economics. Owners option to supply bunkers on Owners account prior to redelivery without interference to vessel’s operations. Supply quantity shall be subject to Owners’ consent, in light of Charterer’s voyage-economics.

Stevedores,	16. Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners	168
Pilots, Tugs	from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict	169
	account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents	170
	against all loses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of	171
	pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in	172
	the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact	173
	the servants of Charterers their agents or any affiliated company) : provided, however, that	174
	(i) the foregoing indemnity shall not exceed the amount to which Owners would have been	175
	entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and	176
	(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of	177
	stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to	178
	obtain redress therefore from stevedores.	179

Supernumeraries	17. Charterers may send max three representatives with due pre-notice to Owners and Master in the vessel’s	180
	available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites	181
	as supplied to officers, except liquors and any bonded store Charterers paying at the rate of US$20 per day	182
	for each representative while on board the vessel.

Sub-letting	18. Charterers may sublet the vessel with Owners consent, which shall not be unreasonably withheld, but shall	183
	always remain responsible to Owners for due fulfillment of this charter.	184

Final Voyage	19. If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before	185
	the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of	186
	the time necessary to complete Charterers’ programme up to redelivery and from which estimate Charterers	187
	may deduct amounts due or reasonably expected to become due for	188
	(i) disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision	189
	hereof, and	190
	(ii) bunkers on board at redelivery pursuant to clause 15.	191
	Promptly after redelivery and overpayment shall be refunded by Owners or any underpayment made	192
	good by Charterers.	193
	If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a	194
	ballast voyage to a port or redelivery or is upon a laden voyage. Charterer shall continure to have the use of the	195
	vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage or	196
	to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be	197

Loss of	20. Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss	198
Vessel	should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on	199
	which the vessel’s underwriters agree that the vessel is a constructive total loss should the vessel be missing this	200
	charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in	201
	advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of	202
	the estimated quantity of bunkers on board at the time of termination at the price paid by Charterers at the last	203
	bunkering port.	204

Off-hire	21. (a) On each and every occasion that there is loss of time (whether by way of interruption in the	205
	Vessel’s service or, from reduction in the vessel’s performance, or in any other manner)	206
	(i) due to deficiency of personnel or stores; repair; gas-freeing for repairs; time in and waiting	207
	to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the	208
	vessel or her equipment ~~(including without limitation tank coatings)~~ ; overhaul, maintenance or survey; collision	209
	stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the	210
	vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s	211
	service) or cumulates to more than three hours (if resulting from partial loss of service) ; or	212
	(ii) due to industrial on board action, refusal to sail, breach of orders or neglect of duty on the part	213
	of the master, officer or crew; or	214
	(iii) for the purpose of obtaining medical advice treatment for or landing any sick or injured	215
	person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the	216
	body of any person (other than a Charterers’ representative ) and such loss continues for more than three	217
	consecutive hours; or	218
	(iv) due to any delay in quarantine arising from the master, officers or crew having had	219
	communication with the shore at any infected area without the written consent or instructions of Charterers or	220
	their agents or to any detention by customs or other authorities caused by smuggling or other infraction of local	221
	law on the part of the master, officers or crew; or	222
	(v) due to detention of the vessel by authorities at home or abroad attributable to legal action	223
	against or breach of regulations by the vessel ,the vessel’s owners, or Owners (unless brought about by the act or	224
	neglect of Charterers ); then	225
	without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers	226
	hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again	227
	ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at	228
	which such loss of time commenced; provided, however that any service given or distance made good by the	229
	vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.	230
	(b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24 and such failure	231
	arises wholly or partly from any of the causes set out in Clause21 (a) above, then the period for which the vessel	232
	shall be off-hire under this Clause 21 shall be the difference between	233

	(i) the time the vessel would have required to perform the relevant service at such guaranteed	234
	speed and	235
	(ii) the time actually taken to perform such service (including any loss of time arising from	236
	interruption in the performance of such service)	237
	For the avoidance of doubt, all time included under (ii) above shall be excluded from any	238
	computation under Clause 24.	239

	(c ) Further and without prejudice to the forgoing, in the event the vessel deviating (which	240
	expression includes without limitation putting back or putting into any port other than that to which she is bound	241
	under the instructions of Charterers) for any cause or purpose mentioned in Clause 21 (a), the vessel shall be	242
	off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state	243
	to resume her service from a position not less favourable to Charterers than that at which the deviation	244
	commenced provided, however that any service given or distance made good by the vessel whilst so off-hire	245
	shall be taken into account in assessing the amount to be deducted from hire. If the vessel for any cause or	246
	purpose mentioned in Clause 21 (a) puts into any port other than the port to which she is bound on the	247
	instructions of Charterers the port charges, pilotage and other expenses at such port shall be borne by Owners.	248
	should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and	249
	payable during any time lost thereby.	250
	(d) If the vessel’s flag state becomes engaged in hostilities and Charterers in consequence of such	251
	hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof	252
	then from the date of receipt by Owners of such notice until the termination of such commercial impracticability	253
	the vessel shall not be off-hire unless Owners shall ~~have the right to~~ employ the vessel on their own account	254
	(e) ~~Time during which the vessel is off-hire under this charter shall count as part of the charter~~	255
	~~period~~. Any period of off-hire under clause 21 and 22 shall be added to charter period in Charterers’ option	256
	which shall be declared at least 2 months before the end of this Charter.

Periodical	22. (a) Owners have the right and obligation to drydock the vessel at regular intervals of as recommended	257
Drydocking	by the Classification Rules & Regulations.
	On each occasion Owners shall propose to Charterers a date on which they wish to	258
	drydock the vessel not less than about 90 days before such date and Charterers shall offer a port for	259
	such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as	260
	practicable.	261
	Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers	262
	place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be	263
	responsible for an pay for the disposal into reception facilities of such tank washings and residues and shall have	264
	the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of	265
	lading or this charter.	266
	(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have	267
	suitable accommodation for the purpose and reception facilities for tank washings and residues) the vessel shall	268
	be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to	269
	resume Charterers service and is at the position at which she went off-hire or a position no less favourable to	270
	Charterers, whichever she first attains. However	271
	(i) provided that Owners exercise due diligence is gas-freeing, any time lost in gas-freeing to	272
	the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether	273
	lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21) and	274
	(ii) any additional time lost in further gas-freeing to meet the standard required for hot work or	275
	entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there	276
	Any time which, but for sub-Clause ( i ) above, would be off-hire, shall not be included in any	277
	Calculation under Clause 24.	278
	The expenses of gas-freeing including without limitation the cost of bunkers shall be for	279
	Owners account.	280
	( c) If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical	281
	drydocking at a special port selected by them the vessel shall be off-hire from the time when she is released to	282
	proceed to the special port until she next presents for loading in accordance with Charterers instructions	283
	provided, however that Charterers shall credit Owners with the time which would have been taken on passage at	284
	the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for Owners but	285
	Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage	286
	Calculated at the guaranteed daily consumption for the service speed and shall further credit Owners with any	287
	benefit they may gain in purchasing bunkers at the special port.	288
	(d) Charterers shall insofar as cleaning for periodical drydocking may have reduced the amount of	289
	tank-cleaning necessary to meet Charterers requirements, credit Owners with the value of any bunkers which	290
	Charterers calculate to have been saved thereby whether the vessel drydocks at an offered or a special port.	291

Ship Inspection	23. Charterers shall have the right at any time during the charter period with due pre-notice to Owners	292
	and Master to make such inspection of the
	vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in	293
	their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all	294
	necessary co-operation and accommodation on board provided, however,	295
	(i) that neither the exercise nor the non-exercise nor anything done or not done in the exercise	296
	or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over or	297
	responsibility to Charterers or third parties for the vessel and every aspect of her operation nor increase	298
	Charterers responsibilities to Owners or third parties for the same and	299
	(ii) that Charterers shall not be liable for any act, neglect or default by themselves their	300
	servants or agents in the exercise or non-exercise of the aforesaid right.	301

Detailed	24. (a) Owners guarantee that the speed and consumption of the vessel shall be as follows : -			302
Description
and Performance	Average speed	Maximum average bunker consumption		303
	in knots	main propulsion	- auxiliaries	304
		fuel oil/~~diesel oil~~	fuel oil/~~diesel oil~~	305
	Laden	tonnes per 24 hours	tonnes per 24 hours	306
	15 knots	about 96 m/t	about 3 m/t
	14 knots	about 83 m/t	about 3 m/t

	Ballast			307
	17 knots	about 94 m/t	about 3 m/t
	16 knots	about 82 m/t	about 3 m/t
	15 knots	about 75 m/t	about 3 m/t

	The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning	308
	and shall be pro-rated between the speeds shown.	309
	The service speed of the vessel is about 15 knots laden and about 16 knots in ballast and in the absence	310
	of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one	311
	laden and one ballast speed are shown in the above table Charterers shall have the right to order the vessel to	312
	steam at any speed within the range set out in the table (the “ordered speed”).	313
	If the vessel ordered to proceed at any speed other than the highest speed shown in the table,	314
	and the average speed actually attained by the vessel during the currency of such order exceeds such ordered	315
	speed plus 0.5 knots (the “maximum recognised speed”), then for the purpose of calculating any increase or	316
	decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed	317
	actually attained.	318
	For the purposes of this charter the “guaranteed speed” at any time shall be the then-current	319
	ordered speed or the service speed, as the case may be	320
	The average speeds and bunker consumptions shall for the purposes of this Clause 24 be	321
	calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each	322
	period stipulated in Clause 24 (c ) but excluding any time during which the vessel is (or but for Clause 22 (b) (I)	323
	would be) off-hire and also excluding “Adverse Weather Periods” being ( I ) any periods during which reduction	324
	of speed is necessary for safety in congested and/or restricted water or in poor visibility or current (ii) any period	325
	when winds exceeds force ~~8~~ upto and including 5 on the Beaufort Scale for more than 12 hours. (iii) and short	326
	voyage of less than 12 hours.
	(b) If during any year from the date on which the vessel enters service (anniversary to anniversary)	327
	the vessel falls below or exceeds the performance guaranteed in Clause 24 (a) then if such shortfall or excess	328
	results	329
	(i) from a reduction or an increase in the average speed of the vessel compared to the speed	330
	guaranteed in Clause 24 (a) then amount equal to the value at the hire rate of the time so lost or gained as the	331
	case may be, shall be deducted from or added to the hire paid :	332
	(ii) from an increase or a decrease in the total bunkers consumed compared to the total bunkers	333
	which would have been consumed had the vessel performed as guaranteed in Clause 24 (a), an amount equivalent	334
	to the value of the additional bunkers consumed or the bunkers saved, as the case may be based on the average	335
	price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from or added to
	the hire paid.	336
	The addition to or deduction from hire so calculated for laden and ballast mileage respectively	337
	shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather	338
	Periods, by dividing such addition or deduction by the number of miles over which the performance has been	339
	calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather	340
	Periods, in order to establish the total addition to or deduction from hire to be made for such period.	341
	Reduction of hire under the foregoing sub-clause (b) shall be without prejudice to any other	342
	remedy available to Charterers.	343
	( c) Calculations under this Clause 24 shall be made for the yearly periods terminating on each	344
	successive anniversary of the date on which the vessel enters service and for the period between the last such	345
	anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire	346
	arising under this Clause during the final year or part year of the Charter period shall in the first instance be settled	347
	in accordance with Charterers estimate made two months before the end of the charter period. Any necessary	348
	adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to	349
	Owners as the case may require.	350
	Payments in respect of increase of hire arising under this Clause shall be made promptly after	351
	receipt by Charterers of all the information necessary to calculate such increase.	352

Salvage	25. Subject to the provisions of Clause 21 hereof, all lost time and all expenses (excluding any damage to	353
	or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in	354
	successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that	355
	Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of	356
	Services rendered under this Clause 25.	357
	All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers	358
	after deducting the master’s officers’ and crew’s share.	359

Lien	26. Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts	360
	due under this charter and Charterers shall have a lien on the vessel for all monies paid in advance and not	361
	earned and for all claims for damages arising from any breach by Owners of this Charter,	362

Exception	27. (a) The vessel, her master and Owners shall not unless otherwise in this charter expressly provided	363
	be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the	364
	master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless	365
	caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion	366
	bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided however	367
	that Clauses 1,2,3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel her master or	368
	Owners nor Charterers shall, unless otherwise in this charter expressly provided be liable for any loss or damage	369
	or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal	370
	process, quarantine restrictions, strikes, lock-outs, riots, restrains of labour, civil commotions or arrest or	371
	restraint of princes, rulers or people.	372

	(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels	373
	in distress and to deviate for the purpose of saving life or property.	374
	(c) Clause 27 (a) shall not apply to or affect any liability of Owners or the vessel or any other relevant	375
	person in respect of	376
	(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane	377
	or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter	378
	whether or not such works or equipment belong to Charterers, or	379
	(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or	380
	damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague	381
	Rules as the case may be which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill	382
	of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued to the	383
	Hague-Visby Rules.	384
	(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not	385
	apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.	386

Injurious	28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the	387
Cargoes	forgoing any damage to the vessel caused by the shipment of any such cargo and the time taken to repair such	388
	Damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that	389
	would expose the vessel to capture or seizure by rulers or governments. (see rider clause 45)	390

Grade of	29. Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 centistokes at 50	391
Bunkers	degrees Centigrade~~/ACGFO~~ for main propulsion and ~~diesel oil/ACGFO~~ for the auxiliaries. If Owners require	392
	the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof	393
	Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality	394
	complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading	395
	Company and with its specification for marine fuels as amended from time to time.	396

Disbursements	30. Should the master require advances for ordinary disbursements of any port. Charterers or their agents	397
	shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per	398
	cent and all such advances and commission shall be deducted from hire.	399

Laying-up	31~~. Charterers shall have the option, after consultation with Owners, of requiring Owners to lay-up the~~	400
	~~vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be~~	401
	~~adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should~~	402
	~~reasonably be made by Owners as a result of such lay-up. Charterers may exercise the said option any number~~	403
	~~times during the charter period~~. (see rider clause 68)	404

Requisition	32. Should the vessel be requisitioned by any government, de facto or de jure during the period of this	405
	Charter the vessel shall be off-hire during the period of such requisition and any hire paid by such government in	406
	respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of	407
	the charter period.	408

Outbreak of War	33. If war or hostilities break out between any two or more of the following countries: U.S.A, ~~U.S.S.R~~, Russia	409
	Japan, Korea, P.R.C, U.K, ~~Netherlands~~-both Owners and Charterers shall have the right to cancel this charter	410
	provided that such war or hostility substantially affects the commercial trading of the vessel.

Additional War	34. If the vessel is ordered to trade in areas where there is war provided owners can obtain acceptable	411
Expenses	insurance cover (de facto or de jure) or threat of war Charterers shall reimburse Owners for any additional insurance	412
	premia, on vessel's hull and machinery, loss of earnings, crew bonuses and other expenses which
	are reasonably incurred by Owners as a consequence of such orders provided that Charterers are given notice of	413
	such expenses as soon as practicable and in any event before such expenses are incurred and provided further	414
	that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any	415
	claims by Owners under their war risk insurance arising out of compliance with such orders.	416

War Risks	35. (a) The master shall not be required or bound to sign bills of lading for any place which in his or	417
	Owners reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade,	418
	War, hostilities, war like operations, civil war, civil commotions or revolutions.	419
	(b) If in the reasonable opinion of the master or Owners it becomes for any of the reasons set out in	420
	Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach	421
	or enter or to load or discharge cargo, at any place to which the vessel has been ordered pursuant to this charter	422
	(a “place of peril”) then Charterers or their agents shall be immediately notified by telex or radio messages and	423
	Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or	424
	discharged, as the case may be at any other place within the trading limits of this charter (provided such other	425
	place is not itself a place of peril). If any place of discharge is or becomes a place of peril and no orders have been	426
	received from Charterers or their agents within 48 hours after dispatch of such messages then Owners shall be at	427
	liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in	428
	their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due	429
	fulfillment of Owners’ obligations under this charter so far as cargo so discharged is concerned.	430

	(c) The vessel shall have liberty to comply with any directions or recommendations as to departure	431
	arrival, routes, ports of call , stoppages, destinations, zones, waters, delivery or in any other wise whatsoever	432
	given by the government of the state under whose flag the vessel sails or any other government or local authority	433
	or by any person or body acting or purporting to act as or with the authority of any such government or local	434
	authority including any de facto government or local authority or by any person or body acting or purporting to	435
	act as or with the authority of any such government or local authority or by any committee or person having under	436
	the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If any	437
	reason of or in compliance with any such directions or recommendations anything is done or is not done, such	438
	shall not be deemed a deviation.	439
	If any reason of or in compliance with any such direction or recommendation the vessel does not	440
	proceed to any place of discharge to which she has been ordered pursuant to this charter the vessel may proceed	441
	to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part	442
	of it as may be affected. Such discharge shall be deemed to be due fulfillment of Owners’ obligations under this	443
	charter so far as cargo so discharged is concerned.	444
	Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of	445
	Shipping War Risks Clause 1952	446

Both to Blame	36. If the liability for any collision in which the vessel is involved while performing this charter falls to be	447
Collision Clause	determined in accordance with the laws of the United States of America the following provision shall apply :	448
	“If the ship comes into collision with another ship as a result of the negligence of the other ship and any	449
	act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the	450
	management of the ship the owners of the cargo carried hereunder will indemnify the carrier against all loss or	451
	liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or	452
	damage to, or any claim whatsoever of the owners of the said cargo paid or payable by the other or non-carrying	453
	ship or her owners to the owners of the said cargo and set off recouped or recovered by the other or non-carrying	454
	ship or her owners as part of their claim against the carrying ship or carrier.”	455
	“The forgoing provisions shall also apply where the owners, operators or those in charge of any ship	456
	or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or	457
	contact.”	458
	Charterers shall procure that bills of lading issued under this charter shall contain a provision in the	459
	foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be	460
	determined in accordance with the laws of the United States of America.	461

New Jason	37. General average contributions shall be payable according to the York Antwerp Rules, 1974,	462
Clause	as amended 1994 and shall
	be adjusted in London in accordance with English law and practice but should adjustment be made in accordance	463
	With the law and practice of the United States of America, the following provision shall apply:	464
	“In the event of accident, danger, damage or disaster before or after the commencement of the	465
	voyage, resulting from any cause whatsoever whether due to negligence or not, for which or for the	466
	consequence of which the carrier is not responsible by statute, contract or otherwise, the cargo, shippers	467
	consignees or owners of the cargo shall continue with the carrier in general average to the payment of any	468
	sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and	469
	special charges incurred in respect of the cargo.”	470
	“If a salving ship is owned or operated by the carrier, salvage shall be paid as fully as if the said	471
	salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover	472
	the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by	473
	the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.’’	474
	Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	475
	foregoing terms to be applicable where adjustment of general average is made in accordance with the laws and	476
	practice of the United States of America.	477

Clause	38. ~~Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the~~	478
Paramount	~~following clause :~~	479
	~~“(1) Subject to sub-clause (2) hereof this bill of lading shall be governed by and have effect subject~~	480
	~~to the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of~~	481
	~~Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed~~	482
	~~at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be~~	483
	~~deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his~~	484
	~~responsibilities or liabilities under the Hague-Visby Rules.”~~	485
	~~“(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading~~	486
	~~to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules~~	487
	~~Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities~~	488
	~~or an increase of any of his responsibilities or liabilities under the Hague Rules.”~~	489
	~~“(3) If any term of this bills of lading is repugnant to the Hague-Visby Rules or Hague Rules if~~	490
	~~applicable such terms shall be void to that extent but no further.”~~	491
	~~“(4) Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the~~	492
	~~right of any relevant party or person to limit his liability under any available legislation and/or law.”~~	493
	(see rider clause 76)

TOVALOP	39. ~~Owners warrant that the vessel is :~~	494
	~~(i) a tanker in TOVALOP and~~	495
	~~(ii) properly entered in  P&I Club~~	496

	~~and will so remain during the currency of this charter.~~	497
	~~When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution~~	498
	~~Damage, or when there is the threat of an escape or discharge of Oil (i.e a grave and imminent danger of the~~	499
	~~Escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or~~	500
	~~Not an escape or discharge in fact subsequently occurs), then Charterers may at their option, upon notice to~~	501
	~~Owners or master, undertake such measures as are reasonably necessary to prevent or minimise such Pollution~~	502
	~~Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners~~	503
	~~advised of the nature and result of any such measures taken by them and, if time permits, the nature of the~~	504
	~~measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be~~	505
	~~deemed taken on Owners authority as Owners agent and shall be at Owners’ expense except to the extent that :~~	506

	~~(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or~~	507
	~~(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International~~	508
	~~Convention Civil Liability for Oil Pollution Damage, Owners are or had the said Convention applied to such~~	509
	~~Escape or discharge or to the Threat, would have been exempt from liability for the same, or~~	510
	~~(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising~~	511
	~~out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United states~~	512
	~~Dollars (US $160) per ton of the vessel’s Tonnage or Sixteen million eight hundred thousand United States~~	513
	~~Dollars (US$ 16,800,000), which ever is the lesser, save and insofar as Owners shall be entitled to recover such~~	514
	~~excess under either the 1971 International Convention on the Establishment of an International Fund for~~	515
	~~Compensation for oil Pollution Damage or under CRISTAL:~~	516
	~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures~~	517
	~~should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to~~	518
	~~continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this~~	519
	~~Clause 39 shall thereupon cease.~~	520
	~~The above provisions are not in derogation of such other rights as Charterers or Owners may have~~	521
	~~under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~	522
	~~The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability~~	523
	~~for Oil Pollution dated 7th January 1969, as amended from time to time and the term “CRISTAL” means the~~	524
	~~Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as~~	525
	~~amended from time to time. The terms “Oil”, Pollution Damage”, and “Tonnage” shall for the purposes of this~~	526
	~~Clause 39 have the meanings ascribed to them in TOVALOP~~.	527
	(see rider clause 78)

Export	40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to	528
Restrictions	which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was	529
	produced and/or shipped.	530
	Charterers shall procure that all bills of lading issued under this charter shall contain the following	531
	Clause :	532
	“If any laws rules or regulations applied by the government of the country in which the cargo was	533
	produced and/or shipped or any relevant agency thereof, impose a prohibition on export of the cargo	534
	to the place of discharge designated in or ordered under bills of lading, carriers shall be entitled to	535
	require cargo owners forthwith to nominate an alternative discharge place for the discharge of the	536
	cargo or such part of it as may be affected which alternative place shall not be subject to the	537
	prohibition and carriers shall be entitled to accept orders from cargo owners to proceed to and	538
	discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72	539
	hours after they or their agents have received from carriers notice of such prohibition, carriers shall be	540
	at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place	541
	on which they or the master may in their or his absolute discretion decide and which is not subject to the	542
	prohibition and such discharge shall constitute due performance of the contract contained in this bill	543
	of lading so far as the cargo so discharged is concerned.”	544
	The forgoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading	545
	Being deemed to be references to this charter.	546

Law and	41. (a) This charter shall be construed and the relations between the parties determined in accordance	547
Litigation	with the laws of England.	548
	(b) Any dispute arising under this charter shall be decided by the English Courts to whose	549
	jurisdiction the parties hereby agree.	550
	(c) Notwithstanding the foregoing but without prejudice to any party’s right to arrest or maintain	551
	the arrest of any maritime property either party may by giving written notice of election to the other party elect	552
	to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the	553
	provisions of the Arbitration Act ~~1950~~ 1996, or any statutory modification or re-enactment thereof	554
	for the time being in force	555
	(i) A party shall lose its right to make such an election only if :	556
	(a) it receives from the other party a written notice of dispute which -	557
	(1) states expressly that a dispute has arisen out of this charter :	558
	(2) specifies the nature of the dispute; and	559
	(3) refers expressly to this clause 4 (c )	560
	and	561
	(b) it fails to give notice of election to have the dispute referred to arbitration not later than	562
	30 days from the date of receipt of such notice of dispute.	563
	(ii) The parties hereby agree that either party may -	564
	(a) appeal to the High Court on any question of law arising out of an award;	565
	(b) apply to the High Court for an order that the arbitrator state the reasons for his award;	566
	(c ) give notice to the arbitrator that a reasoned award is required ; and	567
	(d) apply to the High Court to determine any question of law arising in the course of the	568
	reference.	569
	(d) It shall be a condition precedent to the right of any party to a stay of any legal proceedings in	570
	which maritime property has been or may be arrested in connection with a dispute under this charter, that that	571
	party furnishes to the other party security to which that other party would have been entitled in such legal	572
	proceedings in the absence of a stay.	573

Construction	42. The side headings have been included in this charter for convenience of reference and shall in no way	574
	affect the construction hereof.	575

Rider Clauses (43-89) as attached are deemed to be incorporated in to this Time Charter Party

FOR OWNERS	FOR CHARTERERS

/s/ C.A.J. Vanderperre	/s/ Illegible
Shinyo Dream Limited	SK Shipping Company Limited
Name : Capt. C.A.J. Vanderperre	Name : Illegible
Rank : Director	Rank : Illegible

RIDER CLAUSES (43~89) TO VANSHIP/SK SHIPPING SHELLTIME4 CHARTER PARTY
DATED 13TH JUNE 2007
M.T. “C. DREAM”(to be renamed)

43.	NOTICE OF DELIVERY / REDELIVERY:
Owners to give Charterers the following notices:
30/20/15/10/7/5 days approximate notice of delivery date and port.
3/2/1 day(s) definite notice of delivery date and port.

Charterers to give Owners the following notices:
30/20/15/10/7/5 days approximate notice of redelivery date and port.
3/2/1 day(s) definite notice of redelivery date and port.

44.	TRADING AREA:
Charterers warrant that the vessel will not be employed in any trade outside Institute of Warranties Limits (‘IWL’), nor in any trade with U.S.A. (Except LOOP, STS & Lightering Areas designated by U.S.C.G. in U.S. Gulf and U.S.W.C.), Cuba, ~~Israel~~, Ethiopia, Orinoco, Syria, Lebanon, Liberia, Libya, Albania, North Korea and any country which may time to time be prohibited by the vessel’s flag or the United Nations. In any event vessel not to force ice nor follow ice breaker. Should any country(ies) or area(s) be subject to the United Nations sanction and subsequently that sanction be removed in the future, such country(ies) or area(s) should be reinstated to the trading limits provided that similar size of vessels operated by other reputable Owners also willing to trade those country(ies) and/or area(s).

Charterers have option to break Institute Warranty Limits in Alaska paying all additional Premiums incurred as per invoices/vouchers from Owners Underwriters/Insurance Brokers.

If any country adopt similar law like OPA90 or in other way and increase Owners financial liability during the Charter Party period, and/or in case new legislation enforced on the carriage of cargo defined on this Charter Party to/from U.S. ports incur substantial risk or expenses for Owners, Owners have the right to delete such country, area, region etc from the trading area, unless Charterers elect to pay for all of such additional liabilities.

Vessel not to force ice nor follow ice breakers. Should the vessel be frozen in, hire shall continue to be due and payable during any time lost thereby. In addition, any damage to the vessel and/or property onboard caused by reason of the vessel being frozen in, will be for Charterers’ account.

45.	CARGOES:
The vessel shall be in every way fit to carry No Heat and heated Crude Oil and/or crude condensate and/or no heat Dirty Petroleum Products including Orimulsion, maximum three (3) grades within the vessel’s natural segregation. If more than three (3) grades loaded, then Texaco Compatibility Clause to be applied. Charterers are aware that the vessel does not have heating coils in the tanks except slop port tank.

Charterers have option to carry Orimulsion cargo up to three (3) liftings per year, thereafter subject to Owners’ prior approval which shall not be unreasonably withheld. Charterers will issue a Letter of Indemnity (‘L.O.I.’) to Owners to cover Owners’ concern for carriage of Orimulsion with following wordings. Also Charterers may have their option to carry a small quantity of Crude Condensate, provided such cargo will not be allocated in the same tank(s) in two consecutive in a row, subject to Master’s consent.

<Wordings of L.O.I to be issued by Charterers on carriage of Orimulsion>
“ Charterers hereby indemnify Owners against any damages to the Vessel’s hull/equipments and Charterers shall be fully responsible for all consequences, losses, cost and time of any necessary repair as a result of loading Orimulsion cargo. “

46.    FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION:
Owners warrant that throughout the currency of this Charter they will provide the Vessel with following certificates:

(A) Certificates issued pursuant to the Civil Liability Convention 1992 (“C.L.C.”)
(B) Certificate of Financial Responsibility issued under the U.S. Oil Pollution Act 1990
(C) In addition to the above, Owners further represent and warrant that they and the vessel are and shall continue to be during the currency of the Charter in full compliance with applicable Laws and Regulations, including applicable International, National, State and Local Laws, related to Certificates of Financial Responsibility and Spill Response Plans with respect to any oil discharges and/or other pollution from the vessel, and shall have on board all required Certificates, Documents and Response Plans, if those are feasibly available.

47.    P AND I INSURANCE COST LIABILITY:
Owners warrant that the vessel shall be properly entered in any P & I Club which is a member of the International Group of P & I Clubs and to maintain the entry during the Charter period and covered by full protection and indemnity insurance against cargo loss or damage. Owners shall promptly furnish to Charterers proper evidence of such insurance immediately upon Delivery of the vessel if required by Charterers.

Owners warrant that they will have in place, on Delivery to Time-Charterers, Cover for oil pollution for the maximum on offer through the International Group of P & I Clubs (currently US$1,000,000,000 (One Billion U.S. Dollars) covered by P & I Clubs arranged by London Market through P & I Club).

This P & I Insurance and Additional Oil Pollution Cover shall be at no cost to Charterers (except as otherwise provided in this Clause).

48.    COFR/OPA:
The basic COFR and other OPA costs shall be for Owner’ account and additional premiums related to trading U.S.A. on voyage by voyage basis shall be for Charterers’ account. Charterers shall reimburse Owners for net surcharge of additional premiums payable to P & I Club (i.e., cost of surcharges properly due and paid by Owners under P & I insurance and additional oil pollution cover) for U.S.A. voyages, and COFR cost payable basis by voyage by voyage related voyages involving U.S.A. voyages. All other expenses in relation to oil pollution cover for trading U.S.A. ports to be for Owners’ account.

49.    SPILL RESPONSE CONTINGENCY PLAN:
Owners warrant that they have an “Oil Spill Response Contingency Plan” (hereinafter called “Contingency Plan”) and that they will provide Charterers a copy of the Contingency Plan prior to commencement of this Charter including phone numbers of Key Owners’ contacts. Owners further warrant that, during this Charter Party, the Contingency Plan will comply with all U.S. Federal and U.S. Coast Guard Requirements.

50.    IGS-COW PUMPING:
Charterers shall have the option to Crude Oil Washing (‘C.O.W.’) all parts of the vessel’s cargo tanks. Owners warrant that the vessel is equipped with an Inert Gas System (‘IGS’) and Crude Oil Washing System in good working order and the master, officers and crew are competent to operate said systems. If requested by Charterers or as required by International or Local Regulations, Owners agree to conduct Crude Oil Washing of all cargo tanks at discharge port(s) simultaneously with cargo discharge operations upto Charterers’ reasonable satisfaction. International or Local Regulations shall prevail over Charterers’ order if conflict exists.

Owners warrant that the vessel can discharge her entire cargo in maximum 24 hours without Crude Oil Washing (or in maximum 34 hours with all tanks C.O.W. if ordered by Charterers, or pro rata if fewer than all tanks C.O.W.), provided shore facilities permit, or if the vessel is prevented or unable so to discharge, then at least will be capable of maintaining an average pressure of 100 P.S.I. at the vessel’s rail during the entire period of pumping (except COW and Stripping), provided shore facilities permit. If cargo discharging rate is below the above warranted rate due to back pressure or if cargo pumping is delayed due to the characteristics of the cargo being pumped or the conditions at the receiving terminal, or otherwise if the pumping is interrupted for reasons beyond the vessel’s control, then the guarantee shall be suspended for particular discharge operation. Excess time for pumping caused by any vessel-systems not being in good working order shall be treated as off-hire.

The vessel shall be equipped with Pressure Gauges at each discharge manifold which will be maintained in a proper working condition.

51.    DEBALLAST:
Owners warrant the vessel able to discharge ballast and load back cargo simultaneously with two valves segregation while maintaining minimum thirty percent(30%) deadweight. Any delay due to non-compliance with this clause to be for Owners’ account.

52.    OIL MAJOR APPROVALS:
To the best of Owners’ knowledge, the vessel is acceptable to major oil companies, XXX, XXX, XXX, XXX, XXX at the time of March 2009.

Owners shall exercise their best endeavors so that the vessel shall maintain acceptable to seven (7) Major Oil Companies such as ExxonMobil, Shell, ChevronTexaco, BPAmoco, TotalFinaElf, Navion and BHP throughout the Charter Period, provided the Vessel will be employed in such area where Owners can physically get inspections arranged and the major oil companies invited to attend will come on board. The cost of seven inspections shall be for Owners’ account and the cost of inspections for additional Major Oil Companies (if requested by Charterers) shall be for Charterers’ account. Owners shall exercise their best endeavors to maintain such approvals until the end of this Charter, provided always that Oil Companies named above in principle are able to provide such approvals for vessels of this type, age and flag. If the vessel is found by any of the Major Oil Companies to be unacceptable (otherwise than by reason of a change of Major Oil Companies’ requirements or international regulations), Owner will immediately, upon receipt of notice of such deficiency use their best endeavors to rectify any outstanding deficiency and request the Major Oil Companies concerned for a re-inspection.

In case the vessel failed to maintain four (4) approvals of Exxon/Mobil, Shell, Chevtexaco and BP/Amoco within 60 days from the failure of any one of them, the vessel shall be off-hire from the expiry of such 60 days until the vessel restore all of four (4) approvals again, only if Charterers’ ability to trade the vessel is prevented as a direct consequence of the vessel not obtaining oil company approvals and only if Owners have not exercised their best endeavors to get the vessel inspected and approved subject of course to the vessels trading pattern. Owners are obliged to present Charterers written proof which demonstrates Owner’s best endeavors to secure oil companies vetting inspections.

53.    BERTHING AND LIGHTERING:
The vessel shall be loaded, discharged, or lightened at any suitable port, place, berth, dock, anchorage, submarine pipeline, or alongside vessels or lighters, while at anchorage or underway, as Charterers may direct.

When the vessel is employed as a lightering vessel, in order to assist the vessel, Master and Owners in the lightering operation, whether at anchorage or underway, Charterers may, at its option, provide and pay for lightering Master(s) and lightering gang to be employed under the exclusive direction, supervision and control of the vessel’s Master, who shall continue to be fully responsible for the operation, management and navigation during the lightering operation.

Lightering and ship-to-ship transfer operations shall be performed in accordance with, and meet or exceed, the standards in the Oil Companies International Marine Forum (‘OCIMF’) guidelines. Charterers to provide and pay for all fenders and any other equipment required for safe lightering operations in accordance with OCIMF guidelines. For lightering, Owners warrant the vessel and crew will meet all requirements of Chapter 14 of Minimum Safety Criteria for Industry vessel’s in Exxon Service, 1997 edition, except cargo handling port captain who is to be arranged by Charterers and for Charterers’ account.

54.    REMEASUREMENT OF DEADWEIGHT:
At the time of Delivery under this Charter, the vessel has following three (3) load-lines:

21.130 Meters Summer S.W. draft corresponding to 298,570 MTDW
20.100 Meters S.W. draft corresponding to 279,987 MTDW
18.983 Meters S.W. draft corresponding to 259,998 MTDW

Charterers have the option of re-measuring the vessel for the purpose of satisfying certain port/terminal regulations. All cost for certification and time to be for Charterers’ account. Re-measuring is subject to Owners’ prior consent, Charterers to advise such requirement sufficiently in advance. Time/cost for re-measurement to be for Charterers’ account. The vessel shall be re-measured back to the original deadweight at Charterers’ time and expense for certification only before redelivery.

55.    U.S. COAST GUARD REGULATION:
The vessel shall fully comply with Oil Pollution Act 1990 and the USCG Regulations currently in force.

The vessel shall have a valid certificate complying with the Regulations at all times during the currency of this Charter Party. In this regard, whereas it is Owners’ sole responsibility to secure the inspection and obtain U.S.C.G. TVEL/COC certificate or any similar certificate at non-U.S. ports at Owners’ time and expenses in quickest possible way upon the vessel’s arrival, any time for obtaining such certificate up to 9 (nine) hours shall be considered as off-hire. However, for any further time taking more than 9 (nine) hours, only 50% of such period shall be considered as off-hire (See below example of time-sharing). Also any time consumed after the inspection for rectification of any deficiencies noted during the inspection before the cargo operation begins shall be considered as off-hire period unless such rectification time being incurred concurrently with part of cargo operation and/or part of shifting to the berth.

<Example of time-sharing based on the 2nd paragraph as above>
- Vessel arrives: 0300hrs on 4th/Dec/2009
- U.S.C.G. inspector gets onboard: 0800hrs on 4th/Dec/2009
- U.S.C.G. inspection completes and Vessel obtains TVEL/COC cert.: 1500hrs on 4th/Dec/2009
By the above, total 12hrs spends after Vessel’s arrival till completion inspection and obtaining the certificate.
Accordingly, out of the total 12hrs time, the first 9hrs is for fully Owners’ time and also Owners bear 50% of the remaining 3hrs (= 1.5hrs), whereas Charterers bear 1.5hrs (= 50% of the remaining 3hrs).

Should new laws and/or regulations be introduced to the trade which incur significant risk and/or expenses to Owners, then Charterers shall agree to discuss with Owners in the spirit of this Charter in a bona fide to agree terms in order to comply with new requirement.

56.    U.S. CUSTOMS ADVANCE NOTIFICATION/AMS
(a) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i) Have in place a SCAC (Standard Carrier Alpha Code);
ii) Have in place an ICB (International Carrier Bond);
iii) Provide the Owners with a timely confirmation of i) and ii) above; and
iv) Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(b)The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c) If the Charterers' ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(d) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation

57.    CARGO RETENTION:
In the event that any liquid, pumpable, reachable cargo remains on board upon completion of discharge, Charterers shall have the right to deduct from hire an amount equal to the FOB port of loading value of such cargo plus freight and insurance due with respect thereto, provided that the volume of cargo remaining on board is liquid and pumpable and reachable by vessel’s normal discharge equipments as determined by an independent cargo surveyor. Any action or lack of action in accordance with this clause shall be without prejudice to any rights or obligations of the parties non-liquid and/or un-pumpable remains shall not be considered as reachable cargo.

58.    COMPLIANCE:
Owners warrant that the vessel shall, during the period of this Charter, be subject to and comply with all applicable International Conventions, all applicable Laws, Regulations and/or other requirements of the country of the Vessel’s registry and of the port(s) and/or place(s) to where the vessel may be ordered hereunder, and of terminals and/or facilities in such port(s) or place(s) where the vessel shall load or discharge. If any amendments, changes and modifications etc. to the vessel’s hull, machinery and appurtenance etc. are required under the all applicable International Conventions, all applicable Laws, Regulations and/or other requirements of the country of the Vessel’s registry and of the port(s) and/or place(s) to where the vessel may be ordered hereunder, and of terminals and/or facilities in such port(s) or place(s) where the vessel shall load or discharge and/or Major Oil Companies, then the Charterers are entitled to require the Owners to carry out such amendments, changes and modifications etc. Any expenses, costs to be incurred by such amendments, changes and modifications etc. shall be for the Owners’ account other than local regulation of any specific port. . Any time lost due to such amendments, changes and modifications etc. other than to the local regulation of any specific port shall be off-hire.

59.    SPILLAGE:
Prior to commencement of loading or discharging operations, all overboard lines to be checked by the vessel to ensure that they are securely closed. The vessel to take every precaution to avoid any spillage and/or leakage. If during loading or discharging operations there is any indication of spillage or leakage of oil, the vessel shall immediately cease all pumping operations and notify the terminal representative(s) and/or Charterers’ supervisor(s) to that effect. The vessel shall not resume loading or discharging operations until a thorough investigation is conducted and appropriate remedies are taken. All time used therefore shall be for Owners’ account, provided such spillage or leakage of oil is contributed to the Vessel’s fault.

60.    LETTER OF INDEMNITY FOR CARGO DELIVERY:
Pursuant to Clause 13(b), subject to Owners receipt from Charterers a written invocation of the Letter of Indemnity in the format as set forth hereunder in this Clause prior to each discharge, Charterers shall have the right to demand that Owners to discharge the cargo without Charterers/receivers presenting the original Bill(s) of Lading or at port other than stated in the original Bill(s) of Lading with or without original Bill(s) of Lading.

        <Invokation format by Charterers’ Telex, E-Mail or Fax to be addressed/sent to Owners as follow>

   (pls inform)

Charterers shall indemnify and hold Owners harmless against any liability which Owners might incur or suffer by reason of delivery of the cargo as provided under Clause 13(b) which Owners would have been able to avoid if the original Bill(s) of Lading had been surrendered to Owners on delivery of cargo at port(s) as stated in the original Bill(s) of Lading.

Standard Forms ‘Letter of Indemnity’ as per Attachment “A” is incorporated as part of this Charter Party for:
A) Discharge cargo without the original Bill(s) of Lading.
B) The cargo to be discharged at port other than that stated in the original Bill(s) of Lading.

C) The cargo to be discharged at port other than that stated in the original Bill(s) of Lading without original Bill(s) of Lading.

61.    EXXON DRUG AND ALCOHOL POLICY CLAUSE:
Owners warrant that they have a policy on drug and alcohol abuse (“Policy”) applicable to the vessel which meets or exceeds the standards in the Oil Companies International Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ships. Under the policy, alcohol impairment shall be defined as a blood alcohol content of 40mg/100ml or greater. The appropriate seafarers to be tested shall be all vessel’s Officers and the drug/alcohol testing and screening shall include random unannounced testing in addition to routine medical examinations. An object of the Policy should be that the frequency of the random/unannounced testing to be adequate to act as an effective abuse deterrent, and that all Officers be tested at least once a year through a combined program of random/unannounced testing and routine medical examinations.

Owners further warrant that the Policy will remain in effect during the term of this Charter and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean the Owners have failed to exercise diligence.

62.    VESSEL INSPECTION:
Owners agree, subject to actual Owners’/Master’s prior consent which shall not be unreasonably withheld, to allow Charterers or its designated representative access to the vessel on demand at any time during the term of this Charter Party, for the purpose of carrying out a full and detailed inspection, without interrupting the Vessel’s normal operation and the Master’s proper conducting in duty, into every aspect of the vessel’s operation and maintenance. If as a result of such inspection the vessel is determined to be operating or maintained to a lesser standard than that existing at the time of delivery of the vessel to Charterers at the commencement of this Charter, necessary recommendation to rectify any such deficiencies will be given in writing to Owners for their consideration, and Owners shall rectify in spirit of this Charter to conform to such standard provided always such necessary rectification as required are practically and reasonably feasible by Owners/Master in time or at a place.

Should Owners fail to rectify such deficiencies, which are deemed to affect the condition as set forth in Clause 3 of the printed form, to a reasonable condition meeting the delivery standard, then Charterers may place the vessel off-hire until the Vessel shall be returned to the said standard, in same manner as set forth in the printed Clause 3 hereof.

63.    VESSEL’S CASUALITIES:
Master shall inform Charterers immediately by telefax or telex (or e-mail) if any situation occurs which results, or is likely to result in either delays or damages to the vessel or machine systems, including but not limited to, failure of inert gas system, cargo systems, or delays from proceeding to assistance of other vessels, or in damages to cargo, or in pollution, oil spill and/or oil discharge.

64.    CARGO MANIFOLDS:
Owners warrant that the vessel is equipped with pressure gauges fitted outboard of the valve at each discharge manifold connection. Such gauges shall be maintained in good working condition and each gauge shall have a valid test certificate. The vessel shall be equipped with sufficient number of cargo manifold reducing pieces of steel or comparable material (but excluding aluminum and grey cast iron) and which meet the most recent Oil Companies International Marine forum (‘OCIMF’) standards, and shall have available appropriate flanges for cargo hoses or arms at all manifold connections on each side of the vessel.

65.    DETENTION:
Should the vessel be seized or detained by any authority or arrested at the suit of any party having or purporting to have a claim against any interest in the vessel incurred by the actual Owners, hire shall not be payable in respect of any period during which the Vessel is not at Charterers’ use and all extra expenses shall be for Owners’ account.

66.    MOORNING AND HOSE:
Owners shall, unless otherwise notified by Charterers or their agents and unless such requests are unreasonable, supply at Owners’ expense all necessary hands, equipment and facilities as fitted and stored on board required for mooring and unmooring and connecting and disconnecting hoses for loading and discharging.

67.    STORAGE OPTION:
Charterers’ option to employ the vessel up to a maximum 90 days during the currency of this Charter as a storage vessel, and Owners/Master to cooperate to keep the vessel’s bunker consumption to a minimum always subject to the vessel’s safety. However, if the vessel is employed on storage or is idle for a period of 30 days or more, Owners to have the right to conduct underwater hull cleaning at Charterers’ expenses.

68.    LAY UP:
Charterers shall have the option after consultation with Owners of laying-up the vessel for all or any portion of the term of this Charter in which case hire hereunder shall continue to be paid, but there shall be credited against such hire the whole amount of which Owners shall save (or reasonably should save) during such period of lay-up through reduction in expenses, less any extra expenses to which Owners incur as a result of such lay-up. The place of such lay-up shall be subject to Owners’ approval of which approval not to be unreasonably withheld. If the lay-up time exceeds a period of 60 days, the speed and consumption warranty shall become suspended until such time when the cleaning of the vessel has taken place. Cost and time of such cleaning shall be for Charterers’ account.

69.    VESSEL MANAGEMENT:
The vessel shall not change the name, the Management Company and Classification Society without Charterers’ prior agreement during the Charter period.

70.    SOLAS/MARPOL:
Owners guarantee that throughout the charter period the vessel shall comply with the requirements of solas (IMO Protocol of 1978 relating to the International Convention for the Safety of Life at Sea, 1974) and MARPOL (IMO Protocol of 1978 relating to the International Convention for the Prevention of Pollution from ships, 1983), and any future amendments or successors to these Protocols. Owners further guarantee that with particular reference to these Protocols the vessel shall have on board necessary certification of compliance to enable the vessel to trade without restriction.

The vessel shall have on board valid certificates of compliance of aforesaid conventions at all times during the currency of this charter period. In no case shall Charterers be liable for loss of time and/or other expenses as a result of Owners’ failure to obtain or maintain the aforementioned certificates.

71.    BIMCO ISPS
a) (i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the Vessel and 'the Company' (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company”. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii)Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or “the Company” to comply with the requirements of the ISPS Code or this Clause shall be for the Owners’ account.

(b)(i) The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and, where sub-letting is permitted under the terms of this Charter Party, shall ensure that the contact details of all sub-charterers are likewise provided to the CSO and the SSO/Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the Owners’ negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

72.    ADDITION TO CLAUSE 3 – In end of Line 59, to add and read as follows:
Owners shall, if known by them, advise Charterers immediately in writing, should the vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects, which have caused the failure of such inspection, and it will be Owners’ responsibility to get the vessel re-inspected subject to the Vessel’s trading pattern.

73.    ELIGIBILITY:
Owners warrant that neither the vessel or her Owners or Managers are on any black or boycott list that may hinder or prevent the Vessel from freely trading throughout the duration of this Charter. Any delays incurred or time lost resulting from any failure to comply with this clause shall be deemed to be off-hire period.

74.    BOYCOTT:
In the event of the vessel being subject to boycott, being delayed, or rendered inoperative by strikes, labor stoppages, or any other difficulties whatsoever and howsoever arising from vessel’s flag, ownership, management, crew, or terms of employment of crew, or chartered vessel or any other vessel under the same ownership, operation, or control, such time lost is to be considered as off hire and any proven direct expenses incurred on the vessel to be for Owner’s account.

75.    ON-HIRE / OFF-HIRE BUNKERS R.O.B. SURVEY:
Joint survey to be carried out on delivery/redelivery to ascertain the bunker quantity remained on board on delivery/redelivery by an independent surveyor who is acceptable to both parties. Time/cost for delivery survey to be for Owner’s account and time/cost for redelivery survey to be for Charterer’s account.

76.    AMENDED CLAUSE 38:
The Clause 38 of the Charter Party is amended by deleting its entirety (Lines 478 through 493 inclusive) and substituting the following:-

Charterers shall procure that all Bills of Lading issued pursuant to the Charter shall contain the following clause:-

“(1) Subject to sub-clause (2) or (3) hereof, this Bill of Lading shall be governed by, and have the effect subject to the rules contained in the International Convention for the Unification of certain rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(2) If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.

(3) If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the ‘Hamburg Rules’) compulsorily to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(4) If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules or Hamburg Rules, if applicable, such term shall be void to that extent but no further.

(5) Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.

77.    HOUSE FLAG/CHARTERERS’ MARKINGS:
Charterers have the privilege of flying their house flag, to paint funnel in their house colors and to paint their marks on ship’s sides. On or prior to the vessel’s redelivery Charterers shall remove their marks on ship’s sides and funnel in accordance with Owners’ request. Cost and time of painting/re-painting to be for Charterers’ account. Upon Charterers’ request, Owners shall have the vessel’s crew try best endeavor to perform re-painting work as far as concerning work by ship’s hands is practically possible, and Charterers shall pay for all time, expenses and materials whatsoever including reasonable payments to crew. ~~and Owners shall discuss the issue of re-painting fees’ settlement at the time of redelivery.~~

78.    I.T.O.P.F.:
Owners warrant that the vessel is a member of the International Tanker Owners Pollution Federation (‘ITOPF’) and that Owners will retain such membership during the entire period of this Charter Party.

79.    ISM:
Owners warrant that all times during the performance of this Charter the vessel shall strictly adhere to and conform to the requirements of the ISM Code and shall be in possession of a valid Safety Management Certificate (‘SMC’). Owners further warrant that at all times during the performance of this Charter the Owners or the Managers shall comply with the provision of the ISM Code and be in possession of a Document of Compliance (‘DOC’).

80.    OFFICERS/CREWS :
Owners will assign all officers who have enough knowledge and experience of tanker operation, In case of replacement master and chief officer, owners shall give due notice to charterers well in advance. If Charterers are not satisfied with the conduct of master and senior officers, owners have to replace such senior officers with experienced another senior officers within 2 voyages.

The vessel will be manned with Master and Officers able to communicate both verbally and in writing English ensuring smooth communication with Charterers, their agents and shore personnel of suppliers and receivers.

81.    I.T.F.:
Owners warrant that the vessel’s officers and crew are members of a trade union or similar organization recognized by and affiliated to the International Transport Workers’ Federation (‘I.T.F.’), and that they shall retain such membership throughout the duration of this Time Charter.

82.    AGENTS:
Owners to appoint their own agents when and if required for the Owners’ business including for major or extensive repairs, dry-docking and other extended off-hire, etc. However, Charterers’ Agents to attend to minor matters for the vessel or crew, such as postage, crew transportation, medical etc., on Owners’ behalf. Charterers’ Agents may charge to Owners at the usual tariff for providing such services.

83.	BASE & VARIABLE RATE WITH SETTLEMENT OF THE VARIABLE RATE
Time Charter Base Rate of US$30,000.00 per day or pro rata with Variable Rate to be applied throughout the period of the Charter as stated in Clause 4 of the captioned Charter Party.

Variable Hire shall be based on Actual Annual Net Average Daily Time Charter Earning (“Actual Earning”), which means and shall be calculated as:
(1) The total earnings of Vessel actually achieved by Charterers for one year starting on delivery or the anniversary of delivery of Vessel ; less
(2) Any operation costs and expenses including but not limited to port charge, bunker cost, insurance premium, brokerage and/or address commission, any tax etc payable by charterers; less
(3) Any cost for quotation of L.T.B.P. rate, if any.

Provided that
In case the vessel is employed for the transportation of crude oil for SK Energy and/or SK Incheon Oil or any other associated company of SK Shipping and/or SK Energy, Charterers shall discuss the fixable rate with Owners before putting her on subs, and in the event of disagreement the rate, then the applicable rate shall be based on London Tanker Brokers Panel with the same date of putting on subs.

If the Actual Earning is above Time Charter Base Rate, Variable Rate shall be as follows;
US$30,000/d < </= US$40,000/d	: 50/50% to Owners/Charterers
US$40,000/d <	: 40% to Owners / 60% to Charterers

Settlement of the Variable Rate
1)
Semi-annual and annual provisional calculation sheets for the Actual Earning shall be made by Charterers to Owners within one month from the end of every six month period starting from the delivery of the Vessel.

2)	If the voyage was ongoing at the end of the period, the annual provisional calculation sheet for the Actual Earning shall be determined within one month from the completion of the voyage.
3)	The semi-annual and annual provisional settlement of variable hire shall be paid within 7 banking days from the date upon which such figures are agreed.
4)
When all claims including the demurrage of the year are settled, Charterers shall provide final calculation sheet for the year and the balance shall be settled within 7 banking days from the date upon which such figures are agreed.

84.    TAXES AND/OR DUES
Any taxes and/or dues and/or charges on cargo and/or freight and/or the hire (including any income tax levied on freight by authorities at load or discharge port(s)) to be for Charterers’ account.

85.    TELEXFAX/TELEX/E-MAIL SYSTEMS:
The vessel has an E-Mail system, a Telefax and a Telex machine on board, which Owners shall maintain in good working order throughout the entire period of this Charter Party.

86.    WATCHMEN:
Gangway watchmen and fire watchmen to be for Owners’ account unless compulsory, in which case cost to be for Charterers’ account.

87.    OTHERS:
Victualling, brokerage commission and a normal communication expenses shall be included into the Charter Hire payable by Owners but any extraordinary communication expenses shall be borne by Charterers.

88.    BROKERAGE COMMISSION
1.25% of the T/C base rate with the variable hire earned by Owners to Neostar (or its nominee) payable by Owners.

89.    PRIVATE AND CONFIDENTIAL:
All terms and conditions of this Charter agreement shall be kept Private and Confidential.
End of Rider Clauses.